Exhibit 99.1

Media Contact:	Investor Relations Contact:
Scott Simon, Hawaiian Telcom	Brian Tanner, Hawaiian Telcom
(808) 546-5466	(808) 546-3442

For Immediate Release

Hawaiian Telcom to Acquire Wavecom Solutions

Enhances network capabilities through increased fiber capacity and diversity

HONOLULU, HAWAII — JULY 12, 2012 — Hawaiian Telcom Holdco (NASDAQ: HCOM), Hawaii’s leader in integrated communications solutions, today announced that its Hawaiian Telcom, Inc. subsidiary has signed a definitive agreement to acquire Wavecom Solutions Corporation’s competitive local exchange carrier (CLEC) business.  The stock purchase transaction is valued at $13 million, subject to customary working capital adjustments at closing.

Wavecom Solutions, headquartered in Honolulu, is an information and communications technology company and a facilities-based CLEC, providing voice, data and converged services to small and medium-sized business and carrier customers.  The company services more than 1,700 customers statewide through a six-island subsea and terrestrial fiber network.

With the addition of Wavecom Solutions, Hawaiian Telcom enhances its network capabilities by augmenting next-generation fiber capacity and diversity statewide.  The enhanced capabilities will better position the company to deliver next generation, end-to-end solutions for customers throughout Hawaii.

“Wavecom Solutions and Hawaiian Telcom have been collaborating for years to serve growing customer demand for high speed Internet bandwidth and advanced communications,” stated Eric K. Yeaman, President and CEO of Hawaiian Telcom. “By integrating Wavecom Solutions’ six-island subsea and terrestrial fiber network and business capabilities with the strength of Hawaiian Telcom’s technology and operations, we’ll be better positioned to execute on our strategic plan and drive long-term value for shareholders.”

“Hawaiian Telcom is the ideal provider for our valued customer base and business that Wavecom Solutions has worked hard to build,” said Jeremy Amen, CEO of Wavecom Solutions.  “By combining our businesses, Hawaiian Telcom will be able to deliver a rich portfolio of innovative services over the broadest and most redundant network in the state, enabling Hawaiian Telcom to provide an even greater customer experience for Hawaii’s people and enterprises. It’s a win for the customers,” Amen said.

While Hawaiian Telcom has been completing ongoing incremental network enhancements and business development, the acquisition adds complementary breadth to its leading-edge MPLS network in a shorter time and at lower risk. Hawaiian Telcom and Wavecom Solutions have developed among the most technically advanced workforces in Hawaii, dedicated to providing innovative solutions and superior customer service.

Hawaiian Telcom expects to finance the transaction with existing liquidity using cash on hand.

Hawaiian Telcom estimates the transaction will generate approximately $4.5 million of annual unlevered free cash flow upon completion of integration activities as a result of net incremental revenues and EBITDA of approximately $7 million and $3.5 million, respectively, as well as network related capital expenditure synergies.

D.A. Davidson & Co. initiated the transaction and acted as the exclusive financial advisor to Wavecom Solutions.

The acquisition remains subject to customary closing conditions, including federal and state regulatory approvals, which are expected to take 90 to 120 days.  During the regulatory approval processes, Wavecom Solutions will continue normal operations and the companies will begin coordination toward an optimal transition for Wavecom Solutions’ customers, employees, and facilities.

Forward-Looking Statements

In addition to historical information, this release includes certain statements and projections that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including projected free cash flow, revenue, and EBITDA. In particular, any statement, projection or estimate that includes or references the words “believes”, “anticipates”, “intends”, “expects”, or any similar expression falls within the safe harbor of forward-looking statements contained in the Reform Act. There is no assurance that the acquisition described herein will close, and actual results or outcomes and expected synergies may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons. More information on potential risks and uncertainties is available in recent filings with the Securities and Exchange Commission, including Hawaiian Telcom’s 2011 Annual Report on Form 10-K. The information contained in this release is as of July 12, 2012. It is anticipated that subsequent events and developments may cause estimates to change.

About Hawaiian Telcom

Hawaiian Telcom Holdco, Inc., headquartered in Honolulu, is Hawaii’s leading provider of integrated communications solutions for business and residential customers. With roots in Hawaii beginning in 1883, the Company offers a full range of services including voice, video, Internet, data, wireless, and advanced communication and network services supported by the reach and reliability of its network and Hawaii’s only 24/7 state-of-the-art network operations center. With employees statewide sharing a commitment to innovation and a passion for delivering superior service, Hawaiian Telcom provides an Always OnSM customer experience. For more information, visit www.hawaiiantel.com.

About Wavecom Solutions

Wavecom Solutions Corporation is an Information and Communications Technology (ICT) company and a facilities-based competitive local exchange carrier (CLEC), providing voice, data and converged services to small and medium-sized business and carrier customers.  Founded in Honolulu, Hawaii in 2001, Wavecom Solutions has grown from its network-based communication roots to add innovative, enterprise-level managed services and cloud-based solutions that meet the needs of businesses of all sizes. Unique solutions architecture allows customers choice in how to receive services. Wavecom Solutions’ managed virtualized services can be delivered from its carrier grade facilities, or Wavecom Solutions can install and manage them on the customers` sites. Serving Hawaii, the US Mainland, and the greater Asia-Pacific Region, Wavecom Solutions is an ICT company that is committed to its customers’ success.  For more information, visit www.wavecomsolutions.com.

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